Exhibit 99.1

For Immediate Release	Contact Information
Tuesday, October 31, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Reports Record Sales As Glen Rose Oil Output Continues Increase; Current Operations Updated

     SAN ANTONIO -- Oct. 31, 2006 -- The Exploration Company (Nasdaq:TXCO) today provided estimated oil and gas sales volumes for the third quarter and first nine months of 2006, and updated its current operations. Highlights include:

- Record combined oil and gas sales for the third quarter and nine months. - A continuing quarterly rise in Glen Rose Porosity oil sales. - A total of 54 Texas wells drilled through late October.

     TXCO's Glen Rose Porosity oil sales continued an ongoing trend of quarterly increases, rising to a record 215,410 barrels, 17 percent higher than second-quarter 2006 and 181 percent above the year-earlier period. Nine-month Porosity oil sales were 505,679 barrels, a 282 percent increase from 132,530 barrels for January-September 2005.

Estimated Glen Rose Porosity Quarterly Sales Volumes in Barrels
	3Q 2005	4Q 2005	1Q 2006	2Q 2006	3Q 2006*	CAGR
Cumulative barrels	76,760	96,320	106,550	183,720	215,410	+181%
Barrels of oil/day (BOPD)	834	1,047	1,184	2,019	2,341	+181%
*3rd Quarter 2006 unaudited CAGR=compound annual growth rate

     Net, third-quarter oil and gas sales were a record for a July-September period, averaging approximately 2,630 barrels of oil per day (BOPD) and 3.0 million cubic feet of natural gas per day (MMcfd), a combined rate of approximately 3,135 barrels of oil equivalent per day, 11 percent above second-quarter 2006 and 49 percent higher than in the 2005 third quarter. TXCO also set a record for oil and gas sales during its January-September period, rising more than 25 percent higher than during the first nine months of 2005.

TXCO Estimated Oil and Gas Sales Volumes*
	3Q 2006	3Q 2005	%Change	9 Mos. 2006	9 Mos. 2005	% Change
Natural gas/Mcf	278,477	498,842	-44.2%	864,123	1,902,342	-54.6%
Oil/Bbls	242,226	110,418	+119.4%	587,728	265,971	+121.0%
Barrels Oil Equivalent/BOE	288,639	193,558	+49.1%	731,749	583,028	+25.5%
*3rd Quarter and 9-month 2006 unaudited. Reflects sale to EnCana at Sept. 1, 2005 Mcf=thousand cubic feet, Bbls=barrels, BOE=barrels of oil equivalent

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Operations Update

     The Company has begun 54 wells in Texas this year, including 36 wells now on production, seven completed and awaiting hook-up, seven to be completed or re-completed and three drilling. In the Maverick Basin, 29 wells targeted the Glen Rose Porosity, 15 wells have been drilled to the Pena Creek San Miguel, four to the Georgetown, one each to a Glen Rose Shoal and Reef, one to the Pryor and one to the Pearsall, plus a disposal well. Additionally, a re-entry in the Marfa Basin of West Texas targeted the Barnett and Woodford shales. The Company's revised capital expenditure program calls for participation in 60-plus wells by year-end 2006, down from an initial target of 90-plus wells. The revision reflects the delayed start of steam injection in the San Miguel tar sand project and drilling to the Pearsall formation.

Glen Rose Porosity

     The largest share of TXCO's 2006 drilling program has focused on the Glen Rose Porosity with 29 wells spudded to date, including 18 wells placed on production, one completed and awaiting hook-up, three in completion or re-completion, two currently drilling and four currently under evaluation as disposal wells. Two of the three wells now in completion are projected to go on production within the next 30 days. TXCO now expects to drill 34 Porosity wells this year, two more than originally projected, despite an annual November-to-January hunting season drilling moratorium that will limit activity on certain leases.

     The Comanche 1-113H re-entry (73 percent working interest) went on production in mid October flowing 443 BOPD and no water on a 10/64-inch choke with 650 pounds per square inch (psi) flowing tubing pressure. The Comanche 2-2 re-entry (73% WI) went on production at the end of September flowing 500 BOPD and no water on a 10/64-inch choke with 740 psi flowing tubing pressure. In mid October, the well averaged approximately 480 BOPD and no water on a 10/64-inch choke with 720 psi flowing tubing pressure.

     Meanwhile, the Cage 3-18 (100% WI) swabbed 102 barrels of oil in 24 hours while the Cage 5-25 (100% WI) flowed 482 barrels of oil with 101 barrels of water in 24 hours on a 20/64-inch choke with 250 psi flowing tubing pressure. Neither well maintained initial flow rates, unlike other Porosity wells. The Cage 3-18 is now on production with a pumping unit while the Cage 5-25 will be placed on production within 30 days after installation of a pumping unit.

Tar Sand

     The Company continues work on a two-well San Miguel tar sand pilot, which began steaming during the third quarter. Mechanical problems developed during the initial cyclic steam injection test, which delayed the pilot. The problems have been rectified and steam injection has resumed. The initial pilot injection test phase is designed to determine optimum steam-to-oil injection ratios. Initial production also will help establish benchmark pricing for upgraded oil. As the pilot proves successful, TXCO and its partner, a unit of Pearl Exploration and Production Ltd., Calgary, Alberta, plan to drill at least 35 additional tar sand wells by the end of 2007, including the 26 wells carried over from 2006. TXCO serves as operator and has a 50 percent working interest.

Pearsall

     Together with its partner, EnCana Oil & Gas (USA) Inc., the Company is now moving forward with its Pearsall shale delineation project. Spudded in late September, the Barclay 162-2 (50% WI) is now drilling. The well is the first of eight wells originally planned in 2006 targeting the gas-prone Pearsall formation. EnCana's extensive completion testing and evaluation process is expected to continue through year end while additional drilling activity in the Pearsall will follow in 2007.

Marfa Basin
Testing is under way on the Simpson 1 (50% WI), a re-entry and the first well in TXCO's Marfa Basin shale play. The well targets the Woodford and/or Barnett shales.

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     The Company plans to spud a second Marfa Basin well in early 2007 and expects to further test the two formations utilizing horizontal drilling and advanced production stimulation technologies. Continental Resources Inc. of Enid, Okla., holds the remaining working interest and serves as operator on a 141,000-acre lease block.

Management's Perspective

     "We are on track for what looks to be our second-largest annual drilling program ever, allowing us to continue our ongoing trend of growing sales and reserves, despite the delays experienced in commencing our Pearsall shale play and our tar sand project's drilling program," said President and CEO James E. Sigmon. "In addition, our strong balance sheet, high oil price realizations and excellent cash flow will enable us to make the most of three growth catalysts -- the tar sand project, the Pearsall and the Marfa Basin -- providing the Company with the potential for further acceleration in growth as we move into what promises to be a very busy drilling program in 2007."

Earnings Announcement
TXCO plans to release its third-quarter 2006 earnings statement on or before Nov. 3, 2006.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to future budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the quarter ended June 30, 2006. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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